EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FuelCell Energy, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-211092, No. 333-195848, No. 333-181021, No. 333-177045, No. 333-166164, and 333-140168) on Form S-8 and (No. 333-201428, No. 333-201427, No. 333-187290, No. 333-185221, and No. 333-166565) on Form S‑3 of FuelCell Energy, Inc. of our report dated January 12, 2017, with respect to the consolidated balance sheets of FuelCell Energy, Inc. and subsidiaries as of October 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, changes in equity (deficit), and cash flows for each of the years in the three-year period ended October 31, 2016, and the effectiveness of internal control over financial reporting as of October 31, 2016, which report appears in the October 31, 2016 annual report on Form 10-K of FuelCell Energy, Inc.
/s/ KPMG LLP
Hartford, Connecticut
January 12, 2017